                              SETTLEMENT AGREEMENT

         THIS AGREEMENT, made and entered into on the dates written below, by and between Paulette Andrews, of the post office address of 1085 Saddle Lake Court, Roswell, Georgia 30076-4201 ["Andrews"], Superpumper, Inc., a North Dakota corporation whose principal place of business is located at P.O. Box 1847, Minot, North Dakota 58702-1847 ["Superpumper"] and SPF Energy, Inc., a North Dakota corporation whose principal place of business is located at P. O. Box 1847, Minot, North Dakota 58702-1847 ["SPF"].

         WHEREAS, Superpumper and a corporate entity identified as Farstad Oil, Inc. ["Farstad"] entered into and executed a Plan and Agreement of Reorganization and Exchange intending to constitute a "B" reorganization under the provisions of Section 386 of the Internal Revenue Code of 1986, in May of 1986; and

         WHEREAS, Farstad and Superpumper as a part of the corporate reorganization, caused the organization of SPF to act as a holding company; and

         WHEREAS, pursuant to the Plan and Agreement, SPF acquired One Hundred Percent (100%) of the outstanding shares owned by Andrews in Superpumper, and at the time of the reorganization and exchange Andrews owned 677,327.3 shares of common stock in Superpumper; and

         WHEREAS, following the completion of the corporate reorganization transaction contemplated by the Plan and Agreement of Reorganization and Exchange, Andrews was the sole owner of 677,327.3 shares of common stock in SPF; and

         WHEREAS, SPF continues to act in the capacity of a holding company owning the shares formerly owned by Andrews in Superpumper, together with owning the shares of the corporate entity identified as Farstad Oil, Inc.; and

         WHEREAS, Superpumper and SPF made, executed and entered into an Employment and Stock Option Agreement on or about July 1, 1996, with Andrews providing for the employment of Andrews, and further granting Andrews an option to sell shares of SPF common stock to SPF on an annual basis commencing in calendar year 1996 as more fully specified within the Employment and Stock Option Agreement; and

         WHEREAS, Andrews has exercised her options to sell shares of SPF common stock to SPF for the calendar years of 1996, 1997, 1998, 1999 and 2000; and

         WHEREAS, SPF has tendered full payment to Andrews for the shares of SPF stock which were subject to Andrews' options to sell as exercised in calendar years 1996 and 1997; and

         WHEREAS, SPF is in default of its obligations required to be performed by it under the terms and conditions of the Employment and Stock Option Agreement as a result of SPF's failure to tender payments to Andrews for 27,732.7 shares of SPF common stock for calendar year 1998, and 67,732.7 shares of SPF common stock for calendar year 1999; and

         WHEREAS, SPF has not, as of the date of this Settlement Agreement, tendered any payment to Andrews for the 67,732.7 shares of SPF common stock which were elected to be sold by Andrews for calendar year 2000; and

         WHEREAS, Andrews has performed all of the conditions which were required to be performed by her under the terms and conditions of the annual options to sell as contained within the Employment and Stock Option Agreement for calendar years 1998,1999, and 2000, and SPF has breached the Employment and Stock Option Agreement by failing, refusing and neglecting to pay for, purchase and acquire the shares of SPF common stock from Andrews subject to the 1998 and 1999 calendar year options to sell exercised in accordance with the terms and conditions of the Employment and Stock Option Agreement; and

         WHEREAS, a dispute exists between Andrews, Superpumper and SPF concerning the per share price required to be paid to Andrews for the SPF shares of common stock upon exercise of the options to sell, with Andrews claiming that the purchase price for all shares of SPF common stock should be established in the minimum amount of $5.52 per share, or 92% of the price of SPF shares in SPF's most recent public offering, or in the absence of a public offering within two (2) years, the greater of $5.52 per share or 2.5 times the book value of SPF shares; and SPF claiming that the per share price required to be paid to Andrews should have been the greater of the minimum price of $4.60 per share, or 92% of the SPF shares in SPF's most recent public offering, or in the absence of a public offering within two (2) years, the greater of $4.60 per share or 2.5 times the book value of SPF shares; and

         WHEREAS, the indebtedness which is due and owing by SPF to Andrews for the purchase of the SPF shares of common stock for calendar years 1998 and 1999, using the per share price in the amount of $4.60 amounts to a total obligation of $418,900.84 as of January 31, 2000; and

         WHEREAS, by reason of the defaults of SPF, Andrews commenced litigation in the action entitled PAULETTE ANDREWS VS. SPF ENERGY, INC., ET AL, Ward County District Court

Civil No. 51-99-C-01196, which action is currently pending and in which a Motion for Summary Judgment is currently pending for consideration as filed by and on behalf of Andrews; and

         WHEREAS, all parties to this Settlement Agreement are desirous of effecting a compromise and settlement concerning the terms and conditions of the indebtedness which currently exists between the parties relating to Andrews' exercised options to sell SPF shares of common stock for calendar years for 1998 and 1999, and the parties have therefore agreed to be bound by the terms and conditions of this Settlement Agreement, and the terms and conditions of this Settlement Agreement are as set forth herein:

         NOW, THEREFORE, in consideration of the mutual benefits to be derived herefrom, and for good and valuable consideration, both the adequacy and sufficiency of which is herein expressly acknowledged, it is agreed and understood by and between Andrews, SPF and Superpumper as follows:

         1. PURPOSE: This Settlement Agreement is made and entered into by and between the parties hereto in order to establish the rights and obligations of the parties concerning and relating to Andrews' options to sell shares of SPF common stock for the calendar years 1998 and 1999, and for the obligation of SPF to tender payment of the full amount of the indebtedness which is due and payable to Andrews as a result of the exercise of such annual options to sell, and for the further purpose of settling and compromising the dispute existing between Andrews, SPF and Superpumper as it relates to the per share price set forth within the Employment and Stock Option Agreement.

         2. PAYMENT OF OBLIGATION: SPF, Superpumper and Andrews herein expressly agree and acknowledge that effective as of February 1, 2000, interest has accrued at the rate of Six Percent (6%) on the delinquent payment amounts which were required to have been paid by SPF to Andrews for calendar years 1998 and 1999, and such interest amounts to Twenty-one Thousand Six Hundred Sixty Dollars and Fifty-two Cents ($21,660.52) as of January 31, 2000, resulting in a total indebtedness as of January 31, 2000, to Andrews in the amount of Four Hundred Forty Thousand Five Hundred Sixty-one Dollars and Thirty-six Cents ($440,561.36), and SPF herein agrees that the total indebtedness shall be paid to Andrews as follows:

               a. On or before February 1, 2000, notwithstanding a later date of execution of this Agreement, an interest only payment shall be made in cash to Andrews in the amount of Twenty-one Thousand Six Hundred Sixty Dollars and Fifty-two Cents ($21,660.52). Andrews acknowledges receipt of the interest only payment.

               b. The unpaid balance of the indebtedness as of February 1, 2000, in the amount of Four Hundred Eighteen Thousand Nine Hundred Dollars and Eighty-four Cents ($418,900.84) shall be payable in nine (9) equal monthly principal and interest installments to Andrews in the amount of Eighteen Thousand Dollars ($18,000) each, commencing on March 1, 2000, with a payment of a like amount on the 1(st) day of each successive month until December 1, 2000, at which time a final installment payment of Nineteen Thousand One Hundred Eighty-one Dollars and Thirty-eight Cents ($19,181.38) shall be due and payable. In addition to the regular monthly installments of principal and interest as required by this subparagraph, SPF shall tender payment in cash to Andrews in the amount of Two Hundred Fifty Thousand Dollars ($250,000), as a special principal payment on or before August 1, 2000. In the event the special principal payment is tendered before August 1, 2000, the parties agree to cooperate in adjusting the amortization schedule and payment requirements detailed on Exhibit "A" attached hereto with the understanding that the monthly payment amounts shall not be reduced below $18,000 per month until full payment is tendered.

               c. SPF acknowledges and agrees that the entire indebtedness due and owing to Andrews shall be paid in full, inclusive of interest accrued on the outstanding unpaid balance on or before December 1, 2000. The repayment obligation of SPF on the unpaid balance shall accrue interest at the rate of Six Percent (6%) per annum. SPF and Andrews agree that the unpaid balance of the indebtedness due to Andrews shall be paid in accordance with the terms of the amortization schedule which is attached hereto and made a part hereof as Exhibit "A." In the event of a default of the payment obligations of SPF and entry of a monetary judgment being entered in favor of Andrews, the interest rate shall be increased to the statutory rate of Twelve Percent (12%) per annum on the unpaid balance.

         3. PERSONAL GUARANTY OF JEFF FARSTAD: Prior to or at the time of executing this Settlement Agreement, SPF shall be required to deliver to Andrews a Guaranty of Payment executed by Jeff Farstad in his individual capacity, providing for the unconditional and absolute continuing guarantee of payment for the Two Hundred Fifty Thousand Dollar ($250,000) obligation of SPF to be paid to Andrews on or before August 1, 2000. Attached to and made a part of this Settlement Agreement as Exhibit "B" is a copy of the Guaranty of Payment which is approved by all parties as to format and content.

         4.    STIPULATION FOR DISMISSAL OF PENDING LITIGATION: SPF,
Superpumper and Andrews, by and through their authorized attorneys, will enter into and execute a Stipulation for Dismissal Without Prejudice of the action entitled PAULETTE ANDREWS VS. SPF ENERGY, INC., ET AL, Ward County District Court Civil No. 51-99-C-01196. A copy of the Stipulation for Dismissal Without Prejudice is attached hereto and made a part hereof as Exhibit "C," and approved as to format and content by all parties.

         5. COMMENCEMENT OF CIVIL ACTION BY ANDREWS: Simultaneously with the execution of this Settlement Agreement, Andrews shall commence a new civil action against SPF and Superpumper by and through the issuance of the Summons and

Complaint, copies of which are attached hereto and made a part hereof as Exhibits "D" and "E" relating to and concerning the defaults by SPF under the payment obligations due to Andrews for payment of the purchase of outstanding shares of SPF common stock. SPF and Superpumper will by and through their authorized representatives admit service of the Summons and Complaint effective as of the date of execution of this Settlement Agreement.

         6. STIPULATION FOR JUDGMENT: At the time of executing this Settlement Agreement, Andrews, Superpumper and SPF shall sign and execute a Stipulation for Entry of Judgment in the new civil action to be commenced by Andrews, together with a Stipulation for Withholding Filing of an Execution on the stipulated Judgment. The parties hereto expressly acknowledge that the Stipulation for Entry of Judgment and the Stipulation for Withholding Filing of an Execution on Judgment are attached hereto and made a part hereof as Exhibits "F" and "G," and the parties approve the terms and conditions set forth within each separate exhibit. SPF and Superpumper specifically acknowledge their review and approval of all documents which are attached hereto and made a part hereof as exhibits.

         7. STIPULATION FOR JUDGMENT AND OTHER COVENANTS: In exchange for the consideration of Andrews granting the extended time period for SPF to submit full and final payment of the indebtedness due and owing to Andrews for the purchase of the 95,465.4 SPF shares for calendar years 1998 and 1999, and in consideration of Andrews not filing the Stipulation for Entry of Judgment in the civil action, and to grant Andrews more adequate security in the event of a default under the terms of this Settlement Agreement in regard to the payment of the full balance of the indebtedness due and owing from SPF to Andrews on or before December 1, 2000, as provided for herein, SPF and Superpumper jointly and severally knowingly, willingly and voluntarily acknowledge that Andrews has commenced the civil action against SPF and Superpumper predicated upon the defaults of SPF and Superpumper in tendering payments to Andrews, and Andrews is entitled to a judgment in accordance with the terms and conditions of the Stipulation for Entry of Judgment to be executed by the parties as attached hereto. In the event SPF and Superpumper tender full payment of the indebtedness owing to Andrews at the times and in the amounts as provided for in this Agreement, Andrews agrees and covenants that the new civil action shall be dismissed with prejudice as to the options exercised in 1998 and 1999 and/or appropriate satisfactions shall be executed by Andrews and delivered to SPF and Superpumper, and that the separate Stipulation for Entry of Judgment shall be null and void, and of no further force and effect. In the event SPF and Superpumper should fail to tender full payment of the indebtedness due to Andrews as required by this Settlement Agreement, the District Court for North Dakota for Ward County, North Dakota, shall be entitled to enter judgment in favor Andrews pursuant to the provisions of the separate Stipulation for Entry of Judgment in the new civil action to be commenced simultaneously with the execution of this Settlement Agreement upon verification to the District Court by Andrews in the form of an Affidavit that payment of the full indebtedness referred to above has not been paid by SPF and/or Superpumper to Andrews when due.

         8. EVENTS OF DEFAULT: The occurrence of any of the following shall constitute an Event of Default under the terms and conditions of this Settlement
Agreement:

               a. Failure of SPF and/or Superpumper to make payments of the full amount of the indebtedness due and owing to Andrews as provided for under the terms and conditions of this Settlement Agreement on or before December 1, 2000.

               b. Failure of SPF and/or Superpumper to comply with any term or condition of this Settlement Agreement, or any other agreement which executed pursuant to the terms and conditions of the Settlement Agreement.

               c. If a receiver or other party takes charge or possession of SPF or Superpumper's property.

               d. If SPF and/or Superpumper, or either one of them, file for protection under any provision of the United States Bankruptcy Code, wherein the treatment afforded to Andrews is not in compliance with the terms and provisions of this Settlement Agreement or any instrument executed in accordance herewith.

               e. If SPF and/or Superpumper have made false representations in any respect to Andrews relating to and concerning their current financial condition.

         9. ANDREWS' REMEDIES UPON AN EVENT OF DEFAULT: Upon the occurrence of an Event of Default as more specifically described above, Andrews may, in her sole discretion and her option:

               a. Immediately proceed with the civil collection action and obtain entry of judgment in accordance with the Stipulation for Entry of Judgment executed simultaneously herewith by filing the Stipulation for Entry of Judgment with the District Court for Ward County, North Dakota and obtaining the entry of monetary judgment as provided for therein. The amounts due under the original terms and conditions of the Stipulation for Entry of Judgment shall include principal, interest at the rate agreed to by SPF and Superpumper as provided for in this Settlement Agreement, together with any and all costs or advances which Andrews is entitled to reimbursement under the laws of the State of North Dakota. The parties hereto agree that the indebtedness established under the terms and conditions of this Settlement Agreement shall be reduced by any and all payments which are actually made by SPF and/or Superpumper to Andrews during the time period provided for under this Settlement Agreement to tender full payment to Andrews.

               b. Exercise any and all other remedies which may be available to her under this Settlement Agreement, under the terms of the original agreements entered into by and between Andrews and SPF and Superpumper, or Andrews may seek relief under any and all remedies which may be available to her under any applicable law. It is expressly understood and agreed by the parties hereto that if the occurrence of an Event of Default, Andrews shall be immediately entitled to pursue any relief she may deem necessary, and all parties expressly agree that the terms and conditions of the original documents executed by and between Andrews, SPF and Superpumper, all stipulations attached to this Agreement as exhibits F and G, inclusive, shall remain in full force and effect pending the time period provided for herein to SPF and Superpumper to tender full payment to Andrews. SPF and Superpumper agree that any payment made by both or either of them under the terms and conditions of this Agreement, and the acceptance of any such payments by Andrews shall not in any way affect the right of Andrews to proceed with any collection action upon the occurrence of an Event of Default, and the acceptance of payments by Andrews shall not constitute a waiver by Andrews of any default of SPF and/or Superpumper under the terms and conditions of the original documents executed between the parties, or under the terms and conditions of this Settlement Agreement or any document attached hereto.

                    Andrews may pursue any and all remedies available to her in any order she may desire.

         10.   WAIVER AND RELEASE OF DEFENSES BY SPF AND SUPERPUMUER:

               a. SPF and Superpumper, jointly and severally, for their respective corporate entities, their shareholders, officers, directors, successors and assigns acknowledge that the corporate entities have no defenses, claims, set-offs, counterclaims, causes of action or offsets against Andrews with regard to their obligation to purchase on annual basis shares of SPF common stock in the event Andrews exercises her annual options to sell such shares of stock in accordance with the terms and conditions of the Employment and Stock Option Agreement dated June 25, 1996.

               b. For good and valuable consideration, both the sufficiency and adequacy of which are herein expressly acknowledged as received, SPF and Superpumper herein expressly release and forever discharge Andrews, together with her insurers, representatives, heirs, legal representatives, successors in interest and assigns of and from any and all past, present, or future defenses, affirmative defenses, counterclaims, causes of action, set-offs, and demands which SPF and Superpumper have, jointly or severally, or claim to have, for or in any way or manner growing out of the obligations of Superpumper and SPF to tender payment to Andrews for SPF shares of common stock which are the subject of the annual options held by Andrews to sell SPF shares of common stock in accordance with the terms and conditions of an Employment and Stock Option Agreement June 25, 1996. The release and waiver by SPF and Superpumper as provided for herein include, without limitation, any and all known or unknown claims, counterclaims, set-offs, demands or defenses for damages, costs, expenses, and all economic and noneconomic loss. The release by Andrews provided for herein by Superpumper and SPF shall be a full and binding contract and constitutes a complete release and waiver upon execution of this Settlement Agreement. SPF and Superpumper further state and agree that they each separately and independently waive all rights under the provisions of NDCC Section 9-13-02, which section reads as follows:

                    EXTENSION TO KNOWN CLAIMS. - A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor.

         11.   ACKNOWLEDGMENT OF ANDREWS' EXERCISE OF 2000 CALENDAR YEAR OPTION:
SPF and Superpumper herein expressly acknowledge that Andrews has submitted written notice to the offices of Superpumper and SPF exercising her option for the sale of 67,732.7 shares of SPF common stock for calendar year 2000. This Settlement Agreement is not intended to address or resolve the payment obligations of SPF and/or Superpumper in relationship to such share purchase. Andrews reserves all rights to enforce her right to be paid in full for the exercise of the option to sell the subject shares of SPF common stock for calendar year 2000 and all future years.

         12. WAIVER OF ANDREWS AS TO PRICE OF SPF COMMON STOCK: The undersigned parties expressly agree and acknowledge that Andrews has asserted that any and all shares which are subject to her annual options to sell SPF shares of stock should be completed at the price of $5.52 per share or, if greater, 92% of the price of SPF shares in SPF's most recent public offering, or if no public offering has been made within two (2) years of the exercise of an option, the option price shall be the greater of $5.52 per share or 2.5 times the book value of SPF shares (determined in accordance with generally accepted accounting principles) as of the most recent fiscal/calendar year. Andrews herein agrees, acknowledges and consents that the terms and conditions of the Employment and Stock Option Agreement for purposes of this Settlement Agreement shall be set at the per share price in an amount which is greater of the formula provided, with the understanding that the minimum per share price shall be established in the amount $4.60 per share, as opposed to the $5.52 per share as claimed by Andrews. If all payment obligations of SPF and Superpumper are tendered in the amounts and at the times required by this Settlement Agreement, Andrews agrees and acknowledges that for all future years the per share price for SPF shares of common stock shall be determined under the formula in the Employment and Stock Option Agreement dated June 25, 1996, with the minimum price established in the amount of $4.60 per share.

         13. BINDING EFFECT ON SUBSIDIARIES: SPF and Superpumper intend that this release and waiver applies to all subsidiary companies of SPF and Superpumper and their respective predecessors, successors and assigns, and all of its past, present and future officers, directors, shareholders, agents and employees. SPF and Superpumper herein expressly agree that the waiver and release of all claims, counterclaims, defenses and affirmative defenses which are or could be available to SPF and/or Superpumper has been made following good faith negotiations with Andrews, and SPF and Superpumper acknowledge that they have no defenses, affirmative defenses, counterclaims, off-sets, aims or other rights whether at law or in equity against the claims of Andrews which can be invoked on an annual basis for the exercise of her annual options to sell future shares of SPF common stock in accordance with the terms and conditions of the Employment and Stock Option Agreement dated June 25, 1996.

         14. PROFESSIONAL ADVICE: SPF and Superpumper separately and independently agree and acknowledge that they have consulted with and have reviewed the terms of this release with their respective attorneys and accept the terms and conditions of this release and waiver, and the undersigned parties do accept the consideration received by them pursuant to and under the terms and conditions of this Settlement Agreement as a full, complete, final and binding compromise of all claims, counterclaims, defenses, affirmative defenses, set-offs and other matters involving or relating to the right of Andrews to exercise her options to sell SPF shares of common stock on an annual basis in accordance with the terms and conditions of the Employment and Stock Option Agreement dated June 25, 1996.

         15. CONSTRUCTION OF DOCUMENT: The waiver and release as set forth within this Settlement Agreement was originally drafted by counsel for Andrews and has been presented to the attorneys for SPF and Superpumper for review and approval. The parties hereto expressly warrant, represent and acknowledge and agree, that counsel for both parties have had input into the drafting of this Settlement Agreement, and all exhibits attached hereto, and agree that the terms and conditions hereof and in the attached documents are mutually agreeable. Furthermore, SPF and Superpumper hereby release and discharge Andrews from and all claims, rights, damages, costs, defenses, or expenses of any nature whatsoever that may hereafter accrue to or be acquired by Superpumper and/or SPF by reason of the legal or income tax consequences of the waiver and release provided for herein.


         16. VOLUNTARY AND KNOWING EXECUTION: SPF and Superpumper have executed this Settlement Agreement, specifically including the waiver and release provided for herein on their own free volition and the undersigned parties were not subject to any undue influence or coercion from any person or party at the time this document was executed. SPF and Superpumper agree and represent that no promises or statements have been relied upon by them except to the extent set forth within this Settlement Agreement and the documents attached hereto.

         17. AUTHORIZATION: SPF and Superpumper jointly and severally represent and warrant that the individuals signing and executing this Settlement Agreement have the sole right and exclusive authority to sign this Settlement Agreement, and such individuals have full authority to enter into this Settlement Agreement and no further action, board resolutions, or other authorizations or shareholder authorizations or resolutions are necessary in order for this Settlement Agreement to be fully enforceable and binding upon SPF and Superpumper.

         18. AMENDMENT/BINDING EFFECT: This Settlement Agreement shall be binding upon the parties hereto, their respective subsidiaries, executors, personal representatives, employees, officers, agents, heirs, successors and assigns. This Settlement Agreement may not be amended, modified, waived or changed, except by a writing signed by all parties hereto.

         19. APPLICABLE LAW AND SAVINGS CLAUSE: This Agreement shall be construed under and enforced in accordance with the laws of the State of North Dakota. If any part or portion of this Settlement Agreement is found to be invalid, all remaining terms and provisions shall remain binding and enforceable upon the respective parties hereto, unless to do so would destroy an essential part of this Settlement Agreement.

         20. INTEGRATION CLAUSE: This Settlement Agreement, together with all agreements incorporated herein, shall constitute the entire agreement between the parties hereto. It is the intention of the parties that the Employment and Stock Option Agreement dated June 25, 1996, shall remain in full force and effect, except to the extent modified by this Settlement Agreement. All terms and conditions of the Employment and Stock Option Agreement are incorporated herein by reference. The parties agree that any subsequent agreement must be in writing and signed by all parties in order to be enforceable. The terms and conditions of the Employment and Stock Option Agreement shall remain in full force and effect.

         21. TIME OF ESSENCE: The parties hereto agree that time is of the essence of each and every provision of this Settlement Agreement.

         22. READING OF AGREEMENT: In entering into this Settlement Agreement all parties agree that they have completely read all terms of this Settlement Agreement, and the terms are fully understood and voluntarily accepted, and that both parties have had the full benefit of representation by counsel of their choice.

         23. FUTURE COOPERATION: All parties agree to fully cooperate, to execute any and all supplementary documents or agreements and to take any and all necessary or additional actions that may be required or appropriate to give full force and effect of the terms and intent of this Settlement Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year set forth below.

DATE: 3/10/00                                 /s/ Paulette Andrews
      -------                                 ----------------------------
                                              Paulette Andrews



DATE: 2/29/00                                 SPF ENERGY, INC.:
      -------

                                          BY: /s/  D. L. Krueger
                                              ----------------------------

                                              Its:  COO
                                                    ----------------------

DATE: 2/29/00                                 SUPERPUMPER, INC.:
      -------

                                          BY: /s/ [ILLEGIBLE]
                                              ---------------------------

                                              Its:  COO
                                                    ---------------------


STATE OF GEORGIA           )
                           )   ss.
COUNTY OF FULTON           )
          ------
         On this 10 day of March, 2000, before me personally appeared Paulette Andrews, the person that is described in and that executed the within and foregoing instrument and acknowledged to me that she executed the same.

                                              /s/ Ellen Anastasio
[SEAL OF NOTARY PUBLIC]                       ---------------------------
                                                          , Notary Public
                                              -------
                                              Fulton County, Georgia
                                              My Commission Expires: 2-4-2002
                                                                     --------

STATE OF NORTH DAKOTA      )
                           )   ss.
COUNTY OF WARD             )
          ----

         On this 29th day of Feb, 2000, before me personally appeared
D. L. Krueger, known to me to be the COO of SPF Energy, Inc. the corporation which is described in and who executed the within instrument and acknowledged to me that such corporation executed the same.


                                              /s/ Donna Fettig
                                              ---------------------------
                                                         , Notary Public
                                              ----------
                                              Ward County, North Dakota
                                              ----
                                              My Commission Expires:
                                                                     --------
                                              [SEAL OF NOTARY PUBLIC]


STATE OF NORTH DAKOTA      )
                           )   ss.
COUNTY OF WARD             )
          ----

         On this 29th day of Feb, 2000, before me personally appeared
Terry A. Domes, known to me to be the COO of Superpumper, Inc. the corporation which is described in and who executed the within instrument and acknowledged to me that such corporation executed the same.


                                              /s/ Donna Fettig
                                              ---------------------------
                                                         , Notary Public
                                              ---------
                                                  County, North Dakota
                                              ----
                                              My Commission Expires:
                                                                     --------
                                              [SEAL OF NOTARY PUBLIC]